Exhibit 10.17
(For Non-Employee Directors)

CBOE HOLDINGS, INC. LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

This RESTRICTED STOCK AWARD AGREEMENT (the "Agreement") is dated effective
[_____________] (the "Award Date"), and is between CBOE Holdings, Inc. (the "Corporation") and [_____________] ("Participant"). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Second Amended and Restated CBOE Holdings, Inc. Long-Term Incentive Plan (as may be amended from time to time, the "Plan").

1.
Award. The Corporation hereby awards to Participant [_____________] shares of Stock (the "Award"). The Award will be subject to the terms and conditions of the Plan and this Agreement. The Award constitutes the right, subject to the terms and conditions of the Plan and this Agreement, to distribution of shares of Stock (the "Restricted Stock").

2.
Rights as Stockholder. On and after the Award Date, and except to the extent provided in Section 5, during any period in which shares of Stock acquired pursuant to this Agreement remain subject to vesting conditions, Participant shall have all of the rights of a stockholder of the Corporation holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares, provided that in the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Corporation as described in Section 3.2 of the Plan, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which Participant is entitled by reason of the Restricted Stock shall be immediately subject to the same vesting conditions as the Restricted Stock with respect to which such dividends or distributions were paid or adjustments were made. If Participant forfeits any rights he or she may have under this Agreement in accordance with Section 3, Participant shall, on the day of the event of forfeiture, no longer have any rights as a stockholder with respect to the Restricted Stock or any interest therein and Participant shall no longer be entitled to vote or receive dividends on such Stock.

3.	Vesting; Effect of Termination of Service.

(a)Subject to Sections 3(b) and 3(c) below, Participant's Restricted Stock will vest 100% on the first anniversary of the Award Date, so long as Participant has remained in Service continuously until such date.

(b)The Restricted Stock, if not sooner vested pursuant to Section 3(a), will become 100% fully vested upon the earliest of (i) Participant's death, (ii) Participant's Disability, (iii) a Change in Control, or (iv) upon the Participant’s termination due to the completion of his term of service on the Board, which shall mean the term of service on the Board commencing on the Participant’s most recent election or re-election to the Board and ending on the first anniversary thereafter unless the Director was elected for a longer or shorter period, in which event the longer or shorter period shall be the Term, in each case if prior to any forfeiture event under Section 3(c) below.

(c)If Participant terminates Service for any reason except as set forth in Section 3(b)

above, and before his or her Restricted Stock has become fully vested under this Agreement, Participant's Restricted Stock will be forfeited on and after the effective date of such termination. Neither the Corporation nor any Affiliate will have any further obligations to Participant under this Agreement if Participant's Restricted Stock is forfeited.

4.
Terms and Conditions of Distribution.    The Corporation will distribute the Restricted Stock as soon as practicable after all the Restricted Stock becomes vested. If Participant dies before the Corporation has distributed vested Restricted Stock, the Corporation will distribute such Restricted Stock to Participant's designated beneficiary(ies) or, if none are designated or surviving, to Participant's estate or personal representative. The Corporation will distribute the vested Restricted Stock no later than six months after Participant's death.

(a)The Corporation will not make any distribution under this Section 4 before the first date the Restricted Stock may be distributed to Participant without penalty or forfeiture under Federal or state laws or regulations governing short swing trading of securities. In determining whether a distribution would result in such a penalty or forfeiture, the Corporation and the Committee may rely upon information reasonably available to them or upon representations of Participant's legal or personal representative.

(b)The Corporation is not required to issue or deliver any Restricted Stock before completing the steps necessary to comply with applicable Federal and state securities laws (including any registration requirements) and applicable stock exchange rules and practices. The Corporation will use commercially reasonable efforts to cause compliance with those laws, rules and practices.

5.
Nontransferability.    The Restricted Stock may not be sold, transferred, exchanged, pledged, assigned, garnished, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Any effort to assign or transfer the rights under this Agreement will be wholly ineffective, and will be grounds for termination by the Committee of all rights of Participant under this Agreement.

6.
Administration.    The Committee administers the Plan.    Participant's rights under this Agreement are expressly subject to the terms and conditions of the Plan and to any guidelines the Committee adopts from time to time. The interpretation and construction by the Committee of the Plan and this Agreement, and such rules and regulations as may be adopted by the Committee for purposes of administering the Plan and this Agreement, will be final and binding upon Participant.

7.
Securities Law Requirements. If at any time the Board or Committee determines that issuing Stock pursuant to this Agreement would violate applicable securities laws, the Corporation will not be required to issue such Stock. The Board or Committee may declare any provision of this Agreement or action of its own null and void, if it determines the provision or action fails to comply with applicable securities laws. The Corporation may require Participant to make written representations it deems necessary or desirable to comply with applicable securities laws.

8.
Section 83(b) Election. Participant may make an election under Code Section 83(b) (the "Section 83(b) Election") with respect to the Restricted Stock. A form of a Section 83(b) Election is attached to this Agreement as Exhibit A.    If Participant elects to make a Section 83(b) Election, Participant shall submit a copy of an executed version and satisfactory evidence of the contemporaneous filing of the executed election form with the U.S. Internal Revenue Service. Participant hereby agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the U.S. Internal Revenue Service and all tax consequences resulting from making such Section 83(b) Election.

9.
Representations and Warranties. Participant represents and warrants to the Corporation that Participant has received a copy of the Plan and this Agreement, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions in all respects.

10.
No Limitation on the Corporation's Rights. This granting of Restricted Stock under this Agreement shall not and will not in any way affect the Corporation's right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

11.
Plan and Agreement Not a Contract of Service. Neither the Plan nor this Agreement is a contract of Service, and no terms of Participant's Service will be affected in any way by the Plan, this Agreement or related instruments, except to the extent specifically expressed therein. Neither the Plan nor this Agreement will be construed as conferring any legal rights of Participant to continue to remain in Service, nor will it interfere with the Corporation's or any Affiliate's right to discharge Participant or to deal with Participant regardless of the existence of the Plan or this Agreement.

12.
Entire Agreement and Amendment. This Agreement and the Plan constitute the entire agreement between the parties hereto with respect to the Restricted Stock, and all prior oral and written representations are merged in this Agreement and the Plan. Notwithstanding the preceding sentence, this Agreement shall not in any way affect the terms and provisions of the Plan. This Agreement may be amended, modified, or terminated only in accordance with the Plan. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.

13.
Notice. Any notice or other communication required or permitted under this Agreement must be in writing (including electronic) and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender's expense. Notice will be deemed given (a) when delivered personally or, (b) if mailed, three days after the date of deposit in the United States mail or, (c) if sent by overnight courier, on the regular business day following the date sent. Notice to the Corporation should be sent to CBOE Holdings, Inc., 400 South LaSalle Street, Chicago, Illinois 60605, Attention: General Counsel. Notice to Participant should be sent to the address set forth on the Corporation's records, including electronic. Either party may change the address to which the other party must give notice under this Section 13 by giving the other party written notice of such change, in accordance with the procedures described above.

14.	Successors and Assigns. The terms of this Agreement will be binding upon the Corporation and its successors and assigns.

15.
Governing Law. To the extent not preempted by Federal law, the Plan, this Agreement, and documents evidencing rights relating to the Plan or this Agreement will be construed, administered and governed in all respects under and by the laws of the State of Delaware, without giving effect to its conflict of laws principles. If any provision of this Agreement will be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement will be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist).

16.
Plan Document Controls. The rights granted under this Agreement are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in this Agreement. If the terms of this Agreement conflict with the terms of the Plan document, the Plan document will control.

17.
Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

18.
Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision of this Agreement will not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each right under this Agreement is cumulative and may be exercised in part or in whole from time to time.

19.	Tax Consequences. Participant agrees to determine and be responsible for all tax consequences to Participant with respect to the Restricted Stock.

IN WITNESS WHEREOF, the Corporation and Participant have duly executed this Agreement as of the date first written above.

CBOE Holdings, Inc.

By:___________________________
Participant's Name     Its:

Participant's Signature

Participant's Address for notices

(For Non-Employee Directors)

EXHIBIT A

ELECTION TO INCLUDE VALUE OF RESTRICTED PROPERTY IN GROSS INCOME IN YEAR OF TRANSFER UNDER CODE § 83(b)

The undersigned (the "Taxpayer") hereby elects pursuant to § 83(b) of the Internal Revenue Code of 1986, as amended, to include the restricted property described below in his/her gross income for the tax year ending [________] and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address and taxpayer identification number of the Taxpayer are:
Name:
Address:
SSN Number:

2.	Description of property with respect to which the election is being made:

shares of common stock (the "Stock") of CBOE Holdings, Inc. (the "Corporation").

3.	The date on which property was transferred is _______________, ____.

The taxable year to which this election relates is calendar year _____.

4.	The nature of the restriction(s) to which the property is subject.

The property is subject to vesting restrictions and will become vested 100% on the first anniversary of the Award Date, so long as Taxpayer has remained in Service continuously until each applicable date.

5.	Fair market value:

The fair market value at time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made is $    per share of Stock.

6.	Furnishing statement to Corporation:

A copy of this statement has been furnished to the Corporation.

Dated:    , _____

Taxpayer's Signature

This election must be filed with the Internal Revenue Service Center with which the Taxpayer files his Federal income tax returns and must be filed within 30 days after the date of purchase. This filing should be made by registered or certified mail, return receipt requested. The taxpayer must retain two copies of the completed form for filing with his Federal and State tax returns for the current tax year and an additional copy for his records.